UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

IWALLET CORPORATION

(Name of Registrant As Specified In Charter)

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iWallet Corporation

401 Ryland St., Ste. 200A

Reno, NV  89502

April 18, 2024

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

Dear Shareholder:

This notice and the accompanying Information Statement are being distributed to the holders of record (the “Shareholders”) of the voting capital stock of iWallet Corporation, a Nevada corporation (the “Company”), as of the close of business on April 16, 2024 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of this notice and the accompanying Information Statement is to notify the Shareholders of actions approved by our Board of Directors (the “Board”) and taken by written consent in lieu of a meeting by the holders of a majority of the voting power of our outstanding capital stock as of the Record Date (the “Written Consent”).

The Written Consent approved amendments to the Company’s Articles of Incorporation, which include increasing the Company’s authorized capital stock from 75,000,000 shares to 170,000,000 shares, divided into (i) 150,000,000 shares of $0.001 par value per share common stock; and (ii) 20,000,000 shares of $0.001 par value per share preferred stock, with the rights, designations and privileges to be set by the Board of Directors (collectively the “Corporate Actions”).

The Written Consent is the only shareholder approval required to effect the Corporate Actions under the relevant provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation, or our Bylaws. No consent or proxies are being requested from our shareholders, and our Board of Directors (the “Board”) is not soliciting your consent or proxy in connection with the Corporate Actions. The Corporate Actions, as approved by the Written Consent, will not become effective until 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the Shareholders. We expect to mail the accompanying Information Statement to the Shareholders on or about April 30, 2024.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Schedule 14C: We will furnish a copy of this Notice and Information Statement, without charge, to any shareholder upon written request to the address set forth above, Attention: Corporate Secretary.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

/s/ Steven Cabouli
Steven Cabouli, Chief Executive Officer and Director

IWALLET CORPORATION

401 Ryland St., Ste. 200A

Reno, NV  89502

______________

INFORMATION

STATEMENT

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WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

This Information Statement advises the shareholders of IWallet Corporation (the “Company,” “we,” “our” or “us”) of the following:

•The approval of amendments to our Articles of Incorporation, which include increasing the Company’s authorized capital from 75,000,000 shares to 170,000,000 shares, divided into (i) 150,000,000 shares of $0.001 par value per share common stock; and (ii) 20,000,000 shares of $0.001 par value per share preferred stock, with the rights, designations and privileges to be set by the Board of Directors (the “Article Amendments”).

On April 16, 2024 (the “Record Date”), our Board of Directors (the “Board”) approved the Article Amendments and submitted the same to certain holders of our common stock, $0.001 par value (“Common Stock”). On the same date, the holder of a majority of the voting power of the outstanding Common Stock (the “Majority Shareholder”) executed and delivered to us a written consent in lieu of a meeting (the “Written Consent”) approving the Article Amendments.

Section 78.320 of the NRS provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a shareholder meeting convened for the specific purpose of approve such action.

Under Nevada law, shareholders are not entitled to dissenters’ rights with respect to the Article Amendments.

In accordance with the foregoing, we intend to mail a copy of this Information Statement on or about April 30, 2024. This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Shareholder, which holds a majority of the voting capital stock of the Company.

Voting Securities and Principal Holders Thereof Voting in Favor of Corporate Actions

As of the Record Date, there were issued and outstanding 74,819,419 shares of Common Stock (and no shares of preferred stock issued or outstanding). Each share of Common Stock is entitled to one vote. Pursuant to the NRS, at least a majority of the voting equity of the Company, or at least 37,409,710 shares of Common Stock representing 37,409,710 votes, was required to approve the Article Amendments. The Majority Shareholder, which held 40,721,230 shares of Common Stock (approximately 54.4% of the total outstanding Common Stock), executed and delivered the Written Consent approving the Article Amendments, thereby satisfying the requirement that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the names of the Majority Shareholder, the number of shares of Common Stock held by the Majority Shareholder, the total number of votes that the Majority Shareholder voted in favor of the Article Amendments, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Shareholder	Number of Shares of Common Stock held	Number of Votes Held by Such Shareholder	Number of Votes that Voted in Favor of the Article Amendments	Percentage of the Voting Equity that Voted in Favor of the Article Amendments
Steven Cabouli, CEO & Director	40,721,230	40,721,230	40,721,230	54.4%
Total	40,721,230	40,721,230	40,721,230	54.4%

CORPORATE ACTIONS TO BE TAKEN

We intend to effect the Article Amendments by filing an amendment to our Articles of Incorporation with the State of Nevada in the form of the Amendment to our Articles of Incorporation attached hereto as Exhibit A (the “Articles of Amendment”). We intend to file the Articles of Amendment with the State of Nevada promptly after the twentieth (20th) calendar day following the date on which this Information Statement is mailed to our shareholders.

ARTICLE AMENDMENTS

Our Board of Directors has unanimously approved a proposal to amend our Articles of Incorporation to increase the Company’s authorized capital from 75,000,000 shares of common stock, $0.001 par value, to a total of 170,000,000 shares, divided into (i) 150,000,000 shares of $0.001 par value per share common stock; and (ii) 20,000,000 shares of $0.001 par value per share preferred stock, with the rights, designations and privileges to be set by the Board of Directors (the “Article Amendments”). Our Board has recommended to our Majority Shareholder that they vote in favor of the Article Amendments, and our Majority Shareholder has voted in favor of the Article Amendments. The votes of our Majority Shareholder was obtained by written consent. The Article Amendments will be effected by filing the Articles of Amendment with the Secretary of State of the State of Nevada.

ARTICLE AMENDMENTS: INCREASING OUR AUTHORIZED CAPITAL STOCK

Our Board of Directors has unanimously approved a proposal to amend our Articles of Incorporation to increase the number of shares of common stock which we are authorized to issue from 75,000,000 shares of common stock, $0.001 par value, to a total of 170,000,000 shares, divided into (i) 150,000,000 shares of $0.001 par value per share common stock; and (ii) 20,000,000 shares of $0.001 par value per share preferred stock, with the rights, designations and privileges to be set by the Board of Directors (collectively the “Authorized Share Increase”). Our Board has recommended to our Majority Shareholder that they vote in favor of the Authorized Share Increase, and our Majority Shareholder has voted in favor of the Authorized Share Increase. The votes of our Majority Shareholder were obtained by written consent. The Authorized Share Increase will not alter the current number of our issued and outstanding shares of Common Stock. The Authorized Share Increase will be effected by filing the Articles of Amendment with the State of Nevada.

Reasons for the Authorized Share Increase

We anticipate that we will in the future adopt employee option plans, issue shares in acquisition transactions and attempt to raise additional capital from the sale of our shares of common stock or preferred stock, and/or securities convertible into shares of common stock or preferred stock. These actions, if they were to occur, of which there can be no assurance, will require the issuance of additional shares of our common stock or shares of preferred stock (of which none are currently authorized by our Articles of Incorporation). We believe that now is an appropriate time to increase our authorized shares of capital stock so that we will have flexibility in structuring future transactions.

The disadvantages of increasing our authorized common stock and preferred stock include:

•The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board of Directors’ desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any other provisions in its Articles of Incorporation, bylaws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences. Additionally, the Company has no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

•Shareholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock or preferred stock that may be issued in the future, and therefore, future issuances of common stock or preferred stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the Company’s existing stockholders.

•The issuance of additional shares of common stock or preferred stock could have a dilutive effect on a stockholder’s voting power.

Although an increase in the authorized number of shares of common stock and preferred stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination with another company), the Authorized Share Increase is not in response to any effort to accumulate stock or to obtain control of the Company by means of a merger, tender offer, or solicitation in opposition to management. Furthermore, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change control of the Company.

We currently have no plans to issue any of our newly authorized common stock or preferred stock, but we may issue newly authorized common stock or preferred stock in the future as business opportunities arise.

No Dissenters’ Rights as to Authorized Share Increase

Under applicable Nevada, dissenting shareholders are not entitled to dissenters’ rights with respect to the Authorized Share Increase, and we will not independently provide our shareholders with any such right.

ARTICLE AMENDMENTS: AUTHORIZING “BLANK CHECK” PREFERRED STOCK

The Authorized Share Increase includes authorizing the issuance of 20,000,000 shares of $0.001 par value per share preferred stock, with the rights, designations and privileges of such preferred stock to be set by the Company’s Board of Directors (the “Preferred Stock Amendment”). Such preferred stock is generally referred to as “blank-check” preferred stock, which generally means that our Board of Directors will have the authority to determine and designate the rights, preferences and limitations associated with the shares of the preferred stock without having to seek a vote of the Company’s shareholders as to those rights, preferences, and limitations.

Our Board of Directors has unanimously approved the Authorized Share Increase, including the Preferred Stock Amendment. Our Board has recommended to our Majority Shareholder that they vote in favor of the Preferred Stock Amendment, and our Majority Shareholder has voted in favor of the Preferred Stock Amendment. The votes of our Majority Shareholder were obtained by written consent. The Authorized Share Increase will be effected by filing the Articles of Amendment with the State of Nevada.

Reasons for the Preferred Stock Amendment

The Board of Directors and the Majority Shareholder has approved the authorization of blank-check preferred stock in order to provide the Company with flexibility in pursuing its long-term business objectives. A reserve of preferred shares available for issuance from time-to-time should enable the Company to entertain a broad variety of financing proposals and act quickly upon such proposals without having to solicit shareholder approval prior to taking action.

Management may utilize the shares of “blank-check” preferred stock in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel. The Company is not currently engaged in any acquisition or similar transaction.

After effecting the Preferred Stock Amendment, the Board will have the authority to provide for the issuance of the preferred stock in one or more series, and to establish the number of shares in each series and the designation, relative rights, preferences and limitations of the shares in each series. Nevada law requires that the Board use its reasonable business judgment in determining the rights and preferences of the preferred stock, as well as the consideration the Company will receive in exchange for issuing the shares. Nevertheless, preferred stock typically has rights and preferences greater than those associated with common stock. Therefore, the issuance of the preferred stock by the Company could be disadvantageous to holders of our Common Stock in one or more of the following ways:

•The issuance of preferred stock could diminish the value of Common Stock now outstanding if the rights and preferences associated with the preferred stock exceeded those associated with the Common Stock;

•The issuance of preferred stock that is convertible into Common Stock could result in the dilution of the value of shares now outstanding if the conversion price were less than the current market price of our Common Stock; and

•The issuance of preferred stock with preferential voting rights could diminish the voting power of the holders of the Common Stock.

The Preferred Stock Amendment is not being filed for the purpose of impeding any takeover attempt, and management is not aware of any person who is acquiring or plans to acquire control of the Company. Nevertheless, the power of the Board of Directors to provide for the issuance of shares having rights and preferences to be determined by the Board without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of preferred stock into “friendly” hands, or the issuance of preferred stock upon terms very favorable to the preferred shareholder, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters’ Rights as to Preferred Stock Amendment

Under applicable Nevada, dissenting shareholders are not entitled to dissenters’ rights with respect to the Preferred Stock Amendment, and we will not independently provide our shareholders with any such right.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date, of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of April 16, 2024, there were a total of 74,819,419 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

The column titled “Percentage Owned” shows the percentage of voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of the Record Date, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the shareholders listed below is c/o iWallet Corporation, 401 Ryland St., Ste. 200A, Reno, Nevada, 89502.

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Steven Cabouli	40,721,230	54.4%
Common Stock	All Officers & Directors as a Group	40,721,230	54.4%
Common Stock	Jack Chadsey	4,581,542	6.1%

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(2)Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as amended;

(3)Quarterly Report on Form 10-Q for the quarter ended June 30, 2023;

(4)Quarterly Report on Form 10-Q for the quarter ended March 31, 2023; and

(5)Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

You may request a copy of these filings, at no cost, by writing iWallet Corporation, at 401 Ryland St., Ste. 200A, Reno, Nevada, 89502, or telephoning the Company at (858) 610-2958. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holders of capital of the Company only for information purposes in connection with the Written Consent, pursuant to and in accordance with Rule 14c-2 of the Exchange Act and the notice requirements of the NRS. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Steven Cabouli
Chief Executive Officer
Director

Dated: April 18, 2024

EXHIBIT A

Amendment to Articles of Incorporation

Article 3 (Authorized Stock) of the corporation’s articles of incorporation is amended as follows:

ARTICLE 3

Authorized Stock

(a)Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is 170,000,000 shares, consisting of (i) 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each Series and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each Series are as follows:

(b)Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

(c)Preferred Stock. The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:

i)may have such voting powers, full or limited, or may be without voting powers;

ii)may be subject to redemption at such time or times and at such prices as determine by the Board of Directors;

iii)may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

iv)may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

v)may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

vi)may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

vii)may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

viii)may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing

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for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

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